Filed Pursuant to Rule 424(b)(1)
                                                     Registration No. 333-118872


PROSPECTUS


                                JUMP'N JAX, INC.

                   Spin-off of 941,390 Shares of Common Stock


     This prospectus relates to the distribution to stockholders of China North East Petroleum Holdings Limited, formerly known as Draco Holding Corporation, by the spin-off of 941,390 shares of Jump'n Jax, Inc. common stock owned by China North East Petroleum. Jump'n Jax is not selling any shares of common stock pursuant to this prospectus and therefore we will not receive any proceeds from this offering. All costs associated with the registration statement, of which this prospectus is a part, will be borne by Jump'n Jax, which is currently a wholly-owned subsidiary of China North East Petroleum. After the distribution, we will be an independent, public company.

         Holders of China North East Petroleum common stock as of March 8, 2004, other than its current affiliates, will receive one share of Jump'n Jax common stock for every one share of China North East Petroleum common stock that they hold. Following the distribution, 100% of the outstanding Jump'n Jax common stock will be held by non-affiliates of China North East Petroleum.

     You will be required to pay income tax on the value of the shares of Jump'n Jax common stock received by you in connection with this distribution.

     Currently, no public market exists for Jump'n Jax common stock. We can provide no assurance that a public market for our securities will develop and ownership of our securities is likely to be an illiquid investment.

     These securities are speculative and involve a high degree of risk. Please review and carefully consider the matters described under the caption "RISK FACTORS" beginning on PAGE 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.





                The date of this Prospectus is December 21, 2004


                                TABLE OF CONTENTS
                                                                                                    Page

PROSPECTUS SUMMARY...........................................................................         3
RISK FACTORS.................................................................................         7
USE OF PROCEEDS..............................................................................        13
DILUTION.....................................................................................        13
CAPITALIZATION...............................................................................        13
DETERMINATION OF PRICE.......................................................................        13
CERTAIN MARKET INFORMATION AND MARKET RISKS..................................................        13
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS...................................        15
BUSINESS.....................................................................................        20
MANAGEMENT...................................................................................        25
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..................................        28
RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.................................................        29
DESCRIPTION OF COMMON  STOCK.................................................................        29
THE SPIN-OFF.................................................................................        31
LEGAL MATTERS................................................................................        35
EXPERTS......................................................................................        35
WHERE YOU CAN FIND MORE INFORMATION..........................................................        35
FINANCIAL STATEMENTS.........................................................................   F-1 TO F-16
                                                  --------------

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

     All references in this prospectus to "we," "us" and "our" refer to Jump'n Jax, Inc., unless indicated otherwise.

                      DEALER PROSPECTUS DELIVERY OBLIGATION

UNTIL FEBRUARY 28, 2005, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus, but does not contain all of the information that may be important to you. This prospectus includes specific terms of the offering, information about our business and financial data. We encourage you to read this prospectus in its entirety, particularly the "Risk Factors" section, financial statements and notes thereto, before making an investment decision.

                                   WHAT WE DO

     Jump'n Jax, Inc., a Utah corporation, is a wholly-owed subsidiary of China North East Petroleum Holdings Limited, formerly known as Draco Holding
Corporation., a Nevada corporation. In connection with the share exchange agreement dated March 29, 2004 and completed April 30, 2004, our parent changed its name to China North East Petroleum Holdings Limited.

     The share exchange agreement provides that the shares of Jump'n Jax common stock, 100% owned by our parent China North East Petroleum, are to be distributed to those stockholders of record of China North East Petroleum on March 8, 2004, preceding the closing of the agreement. Accordingly, each such stockholder of China North East Petroleum will receive one share of our common stock for each share of China North East Petroleum common stock owned. In order to facilitate the spin-off of our shares we have filed with the SEC a registration statement, of which this prospectus is a part.

     Jump'n Jax is engaged in the business of childhood entertainment by leasing inflatable balloon bounce houses for parties and outdoor activities in Southern Utah. We typically deliver the 15' x 15' bounce houses that we rent to the customers at their homes, businesses, or other places of use, and inflate them for our customers and their guests to use for a specific amount of time.

                                    ABOUT US

         Our principal executive offices are located at 511 East St. George Boulevard, Suite No. 3, St. George, Utah 84770, telephone number (435) 619-1133.




                             SUMMARY OF THE SPIN-OFF

Distributing company........................      China North East Petroleum  Holdings  Limited,  a Nevada  corporation, through  its  wholly  owned  subsidiary,  Hong Xiang  Petroleum  Group
                                                  Limited,  a British  Virgin  Island  corporation  ("Hong  Xiang"),  is engaged in the  extraction  and  production  of crude oil. Its current operations  are in a portion of the Jilin  Quinan  Oil Field  which is located  southwest of Quinan City in the Jilin Province of the Peoples
                                                  Republic of China. The area in which Hong Xiang conducts operations is one of the  portions  of the  Quinan  Oil Field  which,  in 1999,  was designated by the Jilin Petroleum  Group for  cooperative  exploration and  production.  Hong  Xiang  has  taken  over an  exclusive  20 year contract  to  produce  oil from the  designated  portion  of the Jilin
                                                  Quinan  Oil  Field.  Hong Xiang  currently  subcontracts  all oil well
                                                  drilling   activities  to  third  parties  but  has  retained   direct
                                                  responsibility for well logging, drill-stem testing and core sampling.
                                                  All crude oil produced from the  production  site is currently sold to the Jilin Refinery of PetroChina.

Distributed company.........................      Jump'n Jax,  Inc., a Utah  corporation  engaged in leasing  inflatable balloon  bounce houses for parties and outdoor  activities in Southern
                                                  Utah.

Distribution ratio..........................      One share of Jump'n Jax common  stock will be issued for each share of
                                                  China North East Petroleum common stock you own as of March 8, 2004.

Record date.................................      March 8, 2004


Distribution date...........................      December 30, 2004


Distribution agent..........................      OTC Stock  Transfer,  Inc.,  231 East 2100 South Salt Lake City,  Utah
                                                  84115, telephone: (801) 485-5555

Transfer agent and registrar................      OTC Stock Transfer, Inc.

Securities to Distributed ..................      941,390 shares of our common stock

Common stock outstanding after offering.....      941,390 shares

Trading market .............................      None presently,  although following the completion of the spin- off we anticipate  making an application to have our common stock included on the OTC Bulletin Board.

Dividend policy.............................      We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future.

Use of proceeds.............................      We will not receive any proceeds from the spin-off of shares.

Risk Factors................................      The  distribution  and  ownership of our common stock  involves a high degree  of risk.  We urge you to review  carefully  and  consider  all information  contained in this prospectus,  particularly the items set forth under "Risk Factors" beginning on page 6.

Federal income tax consequences.............      Neither we nor China North East  Petroleum  intend for the spin-off to be  tax-free  for U.S.  federal  income tax  purposes  and you will be required  to pay income tax on the value of your  shares of our common stock received as a dividend.  We advise that you consult your own tax advisor as to the specific tax consequences of the spin-off.

Our relationship with China North East
Petroleum after the spin-off................      Following the  spin-off,  we intend to act as an  independent,  public company and do not anticipate any continuing  relationship  with China
                                                  North East Petroleum.

                          SUMMARY FINANCIAL INFORMATION



     The following information was taken from our financial statements for the nine months ended September 30, 2004 and 2003 (unaudited) and the fiscal years ended December 31, 2003 and 2002 appearing elsewhere in this prospectus. This information is to be read in conjunction with such financial statements and the notes thereto. In management's opinion all adjustments, consisting of normal recurring items, considered necessary for a fair presentation have been included.


Statements of Operations Data

                                                 Nine Months                          Years Ended
                                             Ended September 30,                   Ended December 31,
                                        -----------------------------        ------------------------------
                                              2004              2003               2003              2002
                                              ----              ----               ----              ----

                                         (Unaudited)     (Unaudited)

Revenues:                              $        7,801   $       7,906        $    10,441        $    16,616
                                        -------------   -------------        -----------      -------------

Expenses:

   Depreciation                                 1,999           2,570              3,427              3,427
   General & administrative                    24,462           5,077              6,354             15,540
                                        -------------   -------------        -----------      -------------

      Total Expenses                           26,461           7,647              9,781             18,967
                                        -------------   -------------        -----------      -------------

      Income (Loss) from operations           (18,660)            259                660             (2,351)
                                        -------------   -------------        -----------      -------------


Other expense

   Interest expense                            (2,166)           (750)            (1,000)            (1,000)
                                        -------------   -------------        -----------      -------------

      Total other income (expense)             (2,166)           (750)            (1,000)            (1,000)
                                        -------------   -------------        -----------      -------------

Net (loss)                              $     (20,826)  $        (491)       $      (340)     $      (3,351)
                                        =============   =============        ===========      =============

Basic (loss) per share                  $      (0.02)  $        (0.00)       $    (0.00)     $        (0.00)
                                        -------------   -------------        -----------      -------------


Weighted average number of
 shares outstanding                           941,390          941,390           941,390            941,390

Balance Sheet Data

                                                      September 30,      December 31,
                                                          2004              2003
                                                        --------          --------

                                                       (Unaudited)
        Assets

Current assets

   Cash                                                 $ 33,554          $  5,215
                                                        --------          --------

          Total current assets                            33,554             5,215
                                                        --------          --------


Equipment

   Equipment (net)                                         6,819             8,819
                                                        --------          --------

          Total assets                                  $ 40,373          $ 14,034
                                                        ========          ========


        Liabilities and stockholders equity

Current Liabilities

   Accounts payable                                     $   --                --
   Note payable - related party                           55,000            10,000
   Accrued interest payable - related party                5,986             3,820
                                                        --------          --------

        Total liabilities                                 60,986            13,820
                                                        --------          --------


Stockholders' equity

   Common stock                                              941               941
   Additional paid-in capital                                 59                59
   Accumulated deficit                                   (21,613)             (786)
                                                        --------          --------

        Total stockholders' equity                       (20,613)              241
                                                        --------          --------

         Total liabilities and stockholders' equity $     40,373          $ 14,034
                                                        ========          ========

                                  RISK FACTORS

     Ownership of our common stock is speculative and involves a high degree of risk. You should consider carefully the following risks, together with all other information included in this prospectus. Please keep these risks in mind when reading this prospectus, including any forward-looking statements appearing herein. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer materially. As a result, the trading price of our common stock, if a trading market develops, may decline and you could lose all or part of your investment.

Risks Relating to Our Business

     Our extremely limited operating history makes it difficult for you to evaluate our business and prospects.
--------------------------------------------------------------------------------
     We commenced our current business operations in March 2000 and, because of our short operating history, we have only limited financial data and business information for you to evaluate our business strategies, past performance and an investment in our common stock. Thus, you may not have adequate information with which to make an informed investment decision.

     We have limited assets and our current operations have not resulted in substantial revenues.
--------------------------------------------------------------------------------

     We currently have assets of $33,554 and revenues for the past two fiscal years ended December 31, 2003 and 2002 have been $10,441 and $16,616, respectively. It is unlikely that our revenues will increase significantly in the immediate future unless we are able to expand our operations, which will require additional funding and there is no assurance that we will be able to secure such additional funds. There can be no assurance that we will continue our current level of revenues or that we will be able to increase revenues in the future. We expect to continue to incur expenses in connection with the operation of our business and other general and administrative expenses. Accordingly, we need to continue to generate revenues to achieve and/or sustain profitability. If we do achieve increased revenues, we may be unable to sustain profitability on a quarterly or annual basis.


     There is substantial doubt about our ability to continue as a going concern due to working capital shortages, which means that we may not be able to continue operations unless we obtain additional funding.
--------------------------------------------------------------------------------

     Because we have not shown the ability to generate sufficient revenues to cover our operating costs on a consistent basis, in is important that we either increase revenues in the future or locate an additional source of funding. For fiscal years ended December 31, 2003 and 2002, we incurred net losses of $340 and $3,351, respectively, and also incurred net losses for the three and nine months ended September 30, 2004 of $14,661 and $20,826, respectively. Accordingly, the independent auditor's report accompanying our audited financial statements as of December 31, 2003, raises doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to increase revenues or obtain adequate capital to cover our operating costs, we may be forced to cease operations.

     Additional required capital may not be available at attractive terms which would have a material negative effect on our operating results.
--------------------------------------------------------------------------------
     In the event we need additional funds in order to continue or increase our current business operations, we may not be able to secure such funding. In the past we have been dependent on the infusion of capital from our directors and stockholders in order to continue our business. Currently, we estimate our recurring annual total expenses to be approximately $30,000 per annum. We expect that our general, administrative and other operating expenses will increase substantially as we accelerate our efforts to expand our business and to satisfy increased reporting and stockholder communications obligations under the securities laws.

     We cannot give any assurance that we will be able to obtain necessary funds required to continue operations, or that such funds will be available on terms favorable to us. If we borrow funds we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility. In addition, our cash requirements may vary materially from those now anticipated by management. These changes may be due to the results of business expansion, potential changes in capital and debt markets, terms on which financing can be obtained, competitive factors and other factors. If adequate funds are not available, we may be required to curtail our operations which would have a negative effect on our financial condition.

     Our business is subject to possible claims against us for injuries sustained using our equipment.
--------------------------------------------------------------------------------


     In the event someone is injured while using our inflatable bounce house equipment, we may be subject to potential lawsuits and claims for damages. If an injury does occur and an action is brought against us, an adverse outcome could have substantial negative impact on our financial and business condition.


     We may not be able to expand the market for our products and services, which could cause our business to fail.
--------------------------------------------------------------------------------
     It is our intention to expand the products we offer and the area in which we market our business only as ongoing business conditions warrant and if necessary funds are available. We presently operate in a limited area in southwestern Utah. In order to expand the area in which we operate, we must purchase additional equipment and retain additional personnel to operate in the expanded areas. Also, there can be no assurance that if we do expand into new area, that such expansion will be successful or that the business generated form the addition of markets will warrant the expenses necessary to facilitate the expansion. If we are unable to successfully expand our marketing area and the products and services that we offer, our business may not be able to grow, or it may possibly decrease which will have a negative impact on our future operations.


     If we are unable to compete successfully with other businesses offering similar services, our business could be impacted negatively.
--------------------------------------------------------------------------------
     We currently compete with three other bounce house services operating in the city of St. George. These businesses are able to compete with us on price and type of equipment offered. Also, these businesses may have greater financial resources than Jump'n Jax and may be able upgrade the number and quality of their bounce houses that would give them a competitive advantage. Increased competition could lead to price cutting and lower revenues. In order to compete effectively, we may have to lower rental prices or offer incentives such as free party supplies. If we are unable to compete successfully with these other entities, our business would be negatively affected and we may be forced to cease operations.

     Future operating results are likely to fluctuate significantly and cause the value of our stock to be volatile, which could cause the value of your investment in our company to decline.
--------------------------------------------------------------------------------
     Our future quarterly and annual operating results are likely to fluctuate significantly due to a variety of factors, many of which are outside our control. If operating results do not meet the expectations of investors and securities analysts, the trading price of our common stock, should a public trading market develop, could significantly decline, which may cause the value of an investment in our company to decline. Some of the factors that could affect our quarterly or annual operating results or impact the market price of our common stock include:

     * given the nature of the markets in which we participate, we may not be able to reliably predict future revenue and profitability;

     * our ability to expand our business and develop new products and services to offer prospective customers;

     *   our ability to retain key  management,  sales and marketing  personnel;
         and

     * our ability to obtain sufficient equipment and supplies to expand our business and the markets in which we operate.

     Due to these and other factors, quarterly and annual revenues, expenses and results of operations could vary significantly and period-to-period comparisons should not be relied upon as indications of future performance. These fluctuations could cause the value of our stock to be volatile.

     We are heavily dependent on our executive officers and their loss could severely damage our business.
--------------------------------------------------------------------------------
     Our future success depends on the continued contributions of our directors and executive officers, particularly our President James T. Wheeler. Mr. Wheeler, together with Steve D. Moulton, our Secretary/Treasurer, were instrumental in establishing our company and are central to our development and growth. We currently do not have keyman life insurance on any of our executives. Even if we continue to rely on employees for various specialized services, we will need to recruit and retain additional personnel, including advisors and management, and develop additional management expertise. Our inability to acquire such services or to develop such expertise could have a material adverse effect on our operations.


     Because we have not adopted policies governing potential conflicts of interest, the occurrence of one or more conflicts could have a negative impact on our business.
--------------------------------------------------------------------------------
     Our officers, directors and affiliates may be subject to potential conflicts of interest. All of our officers and directors have other full-time employment and are subject to competing demands for their time and resources between our business and their other business and investment interests. Although we do not presently anticipate doing business or entering into transactions with a business or entity in which an affiliate may have an ownership interest, it is possible that such an occurrence may take place in the future. We have no formal conflict of interest policy in place regarding the possibility of our entering into transactions with affiliates. In the event of a potential conflict of interest, our board of directors is governed by Utah corporate law relating to conflicting interest transactions and the "doctrine of corporate opportunities."

Presently, it is management's intent to have any related party transaction ratified by a disinterested board of directors and, if necessary, by a vote of stockholders. If management does not follow these guidelines, there is a possibility that we could enter into a transaction without board and/or stockholder approval and that such transaction may not be in the best interest of the business. This could have a material and negative effect on our business and financial condition. There can be no assurance that any potential conflicts of interest will be resolved fairly in favor of our stockholders or us.


     Management will devote only minimal time our business.

     Presently, our three directors have other full time obligations and will devote only such time to the business of our company as necessary to maintain our ongoing business viability. Presently, Mr. Wheeler devotes approximately 10 to 15 hours per week to the operation of our business and the balance of his time to his other employment as a business advisor. Mr. Moulton spends approximately 10 hours per month dealing with the administrative details of our business and the balance of his time to conducting his own investment and consulting activities. Mr. Clissold operates his automotive business full-time and devotes only such time to Jump'n Jax as may be required as a member of the board of directors. Thus, because of their other time commitments, management anticipates that they will devote only a minimal amount of time to our company, at least until such time as business warrants devoting more time.

Risks Relating to Ownership of Our Common Stock

     Effective voting control will be held by directors who will have the ability to control future election of directors and the affairs of our company.
--------------------------------------------------------------------------------
     Presently, China North East Petroleum owns 100% of our common stock. If we successfully complete the proposed spin-off of those shares to the stockholders of China North East Petroleum, we expect that our current directors will own in the aggregate approximately 83.9% of our outstanding voting securities. No other single stockholder will own in excess of 10%. Accordingly, the current directors will have the ability to elect all of our directors, who in turn elect all executive officers, and to control our business and other affairs without regard to the votes of other stockholders.

     No market for our common stock.
--------------------------------------------------------------------------------
     We anticipate that following the spin-off of our shares to the China North East Petroleum stockholders we will apply for listing of our common stock on the OTC Bulletin Board. However, there is currently no market for our shares and there can be no assurance that any such market will ever develop or be maintained. Any trading market that may develop in the future will most likely be very volatile, and numerous factors beyond our control may have a significant effect on the market. Only companies that report their current financial information to the SEC may have their securities included on the OTC Bulletin Board. Therefore, only upon the effective date of this registration statement may we apply to have our securities quoted on the OTC Bulletin Board. In the event that we lose this status as a "reporting issuer," any future quotation of our shares on the OTC Bulletin Board may be jeopardized.

     China North East Petroleum stockholders may want to sell their Jump'n Jax shares after they are received in the spin-off and this could adversely affect the market for our securities.
--------------------------------------------------------------------------------
     China North East Petroleum will distribute 941,390 shares of our common stock to its stockholders in the spin-off distribution. Because China North East Petroleum will divest itself of its ownership of our shares, the stockholders of China North East Petroleum may not be interested in retaining their investment in our Jump'n Jax. Because China North East Petroleum stockholders will receive registered shares in the spin-off, they will generally be free to resell their Jump'n Jax shares immediately upon receipt, given that a market for our shares develops. If any number of China North East Petroleum stockholders offer their shares of Jump'n Jax for sale, the market for our securities could be adversely affected.

     The so called "penny stock rule" could make it cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid which could have a negative effect on the price of our stock .
--------------------------------------------------------------------------------
     In the event our anticipated spin-off of shares is successful and we are ultimately accepted for trading in the over-the-counter market, trading of our common stock may be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading will be subject to additional sales practice requirements on broker-dealers. These may require a broker-dealer to:

     o   make a special suitability determination for purchasers of our shares;

     o receive the purchaser's written consent to the transaction prior to the purchase; and

     o deliver to a prospective purchaser of our shares prior to the first transaction, a risk disclosure document relating to the penny stock market.

     Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

     We have never paid a dividend and do not intend to do so in the immediate future.
--------------------------------------------------------------------------------
     We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws and our credit arrangements may impose.

Forward Looking and Cautionary Statements

     This prospectus, including the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis or Plan of Operations" and "Business," contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties. These factors may cause our company's or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will" "should," "expects," "intends," "plans," anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology.

     You should be aware that a variety of factors could cause actual results to differ materially from the anticipated results or other matters expressed in forward-looking statements. These risks and uncertainties, many of which are beyond our control, include:

     o Our ability to maintain our current business and, if feasible, expand the marketing of our products and services;

     o   Our  ability  to  attract  and  retain  new   individual  and  business
         customers;

     o The anticipated benefits and risks associated with our business strategy;

     o Volatility of the stock market, particularly within the entertainment sector;

     o   Our future operating ability and the future value of our common stock;

     o The anticipated size or trends of the market segments in which we compete and the anticipated competition in those markets;

     o   Our future capital  requirements  and our ability to satisfy our needs;
         and

     o   general economic conditions.

     You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the risk factors section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

                                 USE OF PROCEEDS

     We will receive no proceeds from the distribution of our shares from the spin-off.
                                    DILUTION

      As of September 30, 2004, Jump'n Jax had outstanding 941,390 shares of its $0.001 par value common stock, with an unaudited net book value as reflected on the Jump'n Jax balance sheet at September 30, 2004 of a negative $20,613, or a negative $0.02 per share. Net book value per share represents the amount of our total assets less liabilities, divided by the number of shares of our common stock outstanding. The spin-off transaction represents a distribution of shares that are already outstanding and will have no effect on the net book value of Jump'n Jax.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2004 on an actual basis. You are urged to read this table together with the financial statements and accompanying notes that we include later in this prospectus.

                                                                                      September 30, 2004

                                                                                          (Unaudited)
              Stockholders' equity (deficit)

                 Common stock: 50,000,000 shares authorized of $0.001 par value,
                  941,390 shares issued and outstanding.............................   $        941
                  Additional paid-in capital........................................             59
                  Accumulated deficit...............................................        (21,613)
                                                                                             ------
              Total stockholders' deficit ..........................................   $    (20,613)
                                                                                       ============

                             DETERMINATION OF PRICE

     The distribution described in this prospectus is a spin-off dividend distribution of 941,390 shares of Jump'n Jax common stock owned by China North East Petroleum, which represents 100% of our outstanding common stock. China North East Petroleum will distribute the 941,390 shares that it owns to its stockholders within thirty days after the date of the prospectus. No new shares are being sold in this distribution and no offering price has been established for our common stock. Upon completion of the distribution, we will apply to have our shares quoted on the OTC Bulletin Board. We can provide no assurances that our shares will be accepted by the OTC Bulletin Board, or at what price our shares will trade if a market for does develop, nor can we provide any assurances that a market will develop.

     For purposes of calculating the registration fee for the Jump'n Jax common stock included in this prospectus, we have used an estimated price of $0.10 per share. This is an arbitrary price and we can offer no assurances that the $0.10 price bears any relation to value of the shares as of the date of this prospectus.
                   CERTAIN MARKET INFORMATION AND MARKET RISKS

     There is not presently, nor has there ever been, a public trading market for our common stock. It is anticipated that following the proposed spin-off of our shares by China North East Petroleum, we will make an application to the NASD to have our shares quoted on the OTC Bulletin Board. Our application to the NASD will consist of current corporate information, financial statements and other documents as required by Rule 15c2-11 of the Securities Exchange Act of 1934.

     Inclusion on the OTC Bulletin Board permits price quotations for our shares to be published by that service. Although we intend to submit an application to the OTC Bulletin Board subsequent to the filing of this registration statement, we do not anticipate our shares to immediately be traded in the public market. Also, secondary trading of our shares may be subject to certain state imposed restrictions. Except for the application to the OTC Bulletin Board, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities. There can be no assurance that our shares will be accepted for trading on the OTC Bulletin Board or any other recognized trading market. Also, there can be no assurance that a public trading market will develop following the spin-off or at any other time in the future or, that if such a market does develop, that it can be sustained.

     Without an active public trading market, you may not be able to liquidate the shares you received in the spin-off. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in our securities, may have a significant impact on the market price of our common stock.

     The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state.

     It is unlikely that our securities will be listed on any national or regional exchange or on The Nasdaq Stock Market. Therefore our shares most likely will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for broker-dealer transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

     The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation on The Nasdaq Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or exempted from the definition by the SEC. Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), are subject to additional sales practice requirements.

     For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares. These requirements may be considered cumbersome by broker-dealers and could impact the willingness of a particular broker-dealer to make a market in our shares, or they could affect the value at which our shares trade. Classification of the shares as penny stocks increases the risk of an investment in our shares.

     As of the date hereof, there is one holder of our common stock, China North East Petroleum. According to the stockholder list of March 8, 2004, the date of record for stockholders of China North East Petroleum to receive shares of our common stock in the spin-off, following the distribution of our shares there will be approximately 87 holders of record of our common stock. This number does not take into consideration stockholders whose shares are held by broker-dealers, financial institutions or nominees.

Dividend Policy

     We have never declared or paid cash dividends or made distributions in the past and do not anticipate paying cash dividends or making distributions in the foreseeable future. We currently intend to retain and invest future earnings to finance operations.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion regarding our financial condition should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus.

     We are a relatively new company with limited assets and capital and with nominal current revenues. It is anticipated that we will require additional capital to maintain our corporate viability and necessary funds will most likely be provided by our officers and directors in the immediate future. However, unless we are able to facilitate an adequate financing in the near future to advance our business plan, there is substantial doubt about our ability to continue as a going concern.

     In the opinion of management, inflation has not and will not have a material effect on our operations. Management will continue to monitor inflation and evaluate the possible future effects of inflation on our business and operations.


Plan of Operation

     Our independent auditors have indicated in a footnote to our financial statements that we have not yet established an revenues sufficient to cover our operating costs and to allow us to continue as a going concern. Our ability to continue as a going concern is dependent on us obtaining adequate capital to fund operating losses until we become profitable. If we are unable to obtain adequate funding, we could be forced to cease operations. Two of our directors, Lane S. Clissold and Steven D. Moulton, have verbally committed to provide additional funds for at least the next twelve months to help us adequately fund our operations and to remain current in our periodic reporting obligations to the SEC.

     Two of our directors, Lane S. Clissold and Steven D. Moulton, have verbally committed to provide additional funds for at least the next twelve months to help us adequately fund our operations and to remain current in our periodic reporting obligations to the SEC. However, neither Mr. Clissold nor Mr. Moulton is contractually obligated to provide any additional funds. Thus, if management does not provide requisite funding, we will be forced to seek financing from outside sources, although there can be no assurance that we will be able to secure such funds to continue our business operations.

     Our plan of operations for the next twelve months is to continue operating our children's entertainment business with our bounce houses primarily in the St. George, Utah area, the Mesquite, Nevada area, and in nearby communities. This 12 month plan of operations includes our goals of

     o   increasing revenue from our current bounce house rental business;

     o expanding our services to include other nearby small towns and communities;

     o evaluate the possibility of opening a second store in nearby Mesquite, Nevada;

     o hire additional employees and/or independent contractors if we are successful in expanding our business; and

     o   to attain profitability.

     To achieve these goals during the next twelve months, we intend to provide superior service, possibly purchase one or two more popular style bounce houses that our competitors do not have, and raise additional funds on an as needed basis to cover operating expenses. Management believes that these plans can be successfully implemented.

     With the exception of purchasing one or two bounce houses, if funds are available, we do not anticipate any other significant expenditures on equipment or physical facilities during the remainder of 2004. During the next twelve months, our only foreseeable cash requirements will relate to maintaining the corporate viability of Jump'n Jax, preparing and filing required periodic reports with the SEC, and funding operations for our children's entertainment bounce house business. We believe that cash on hand will be sufficient for approximately the next twelve months. After that, we may need to fund operations through the possible sale of restricted common stock and/or through additional loans that may be made by our officers and directors. We anticipate that we will have to raise $10,000 or less during the next twelve months, if we do not purchase additional bounce houses. If we purchase additional bounce houses our cash needs will increase by approximately $3,500 to $5,500 for each new bounce house purchased. We do not expect any significant changes in the number of our employees during the next twelve months.


     In view of our recurring losses and the loss of revenue during the most recent twelve months, management is constantly evaluating what can be done to increase business to help us achieve profitability. We believe that we can expand into new geographical marketing areas and add additional equipment as business warrants and necessary funding is available. We are exploring ways to expand our current business through increased marketing and advertising in the existing marketplace. Management is also reviewing our current operations to determine whether we can reduce certain expenses and overhead without jeopardizing our level of business.

Results of Operations


     Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 2003

     Revenues for the nine months ended September 30, 2004 were $7,801 compared to $7,906 for the nine months ended September 30, 2003. Management believes that 2004 results were negatively impacted because of increased competition and the loss of two independent contractors during the third quarter of 2004. These two persons had been responsible for taking customer orders for our bounce houses and setting up and taking down the equipment on site.

     Total expenses for the first nine months of 2004 increased 246% to $26,461 compared to $7,647 for the first nine months of 2003. The increase is attributed the 382% increase in general and administrative expenses, from $5,077 in the first nine months of 2003 to $24,462 in the first nine months of 2004. Increased general and administrative expenses in 2004 was primarily due to compensation paid to the two independent contractors, who terminated their association with our company during the third quarter of 2004. For the first nine months of 2004 we reported a net loss of $20,826 compared to a net loss of $491 for the first nine months of 2003. The loss can be directly attributed to the slight decrease in revenues in the 2004 period and the corresponding increase in general and administrative expenses.


     Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
     ---------------------------------------------------------------------------
     Revenues for the year ended December 31, 2003 were $10,441 compared to revenues of $16,616 revenues reported for the year ended December 31, 2002. Management believes that the 37% decrease in revenues is partially due to the fact that our President had to seek full time employment elsewhere and had less time available to devote to our business. We also believe that the decrease in business in 2003 was partially attributable to the unusually hot temperatures in Southern Utah which resulted in fewer rentals.

     Total operating expenses for 2003 were $9,781, a 47% decrease from expenses of $18,967 in 2002. The decrease is attributed to the 59% decrease in general and administrative expenses, including the 34% decrease in advertising expense (from $4,358 in 2002 to $2,887 in 2003). During the year ended December 31, 2003, we experienced a net loss of $340 compared to a net loss of $3,351 incurred for the year ended December 31, 2002. The decrease in net loss is primarily due lower operating expenses in 2003 related to the decrease in revenues.

     Management believes that increased competition has had, and may continue to have, an adverse affect on our results of operations. This may affect our ability to increase and/or retain existing business. Increased competition could result in price cutting and lower revenues. In order to compete effectively, we may have to spend more funds on advertising, lower prices, or offer incentives such as free party supplies. All of this may adversely affect future results of operations.

     Our business is seasonal and is also dependent on weather conditions. The St. George, Utah area has mild winters that enable us to conduct business year-around. Although summers are extremely hot in the St. George area, prior to 2003 we experienced our largest sales revenues during summer months. Management attributes this historical increase in business during summer months to an increase in demand for children's entertainment while children are out of school. Many summer rentals occur in the mornings and evenings.

Liquidity and Capital Resources


     At September 30, 2004, we had cash on hand of $33,554 compared to $5,215 as of December 31, 2003. The increase in cash is due to two of our directors making loans to us during 2004 totaling $45,000, which loans are evidenced by notes payable. Total notes payable to related parties at September 30, 2004 was $55,000 compared to $10,000 at December 31, 2003. We believe that current cash on hand is sufficient to satisfy our cash requirements for the next twelve months, which we estimate to be approximately 25,000. However, in the event operations are not sufficient to cover ongoing business expenses and/or we purchase additional equipment, we may have to rely on our directors to provide additional funds. However, we have no agreements with anyone to provide future funds to our company. If our directors are unable to provide future funding, if the need arises, we may have to look at alternative sources of funding. We do not have any firm plans as to the source of this alternative funding and there is no assurance that the such funds will be available or, that even if they are available, that they will be available on terms that will be acceptable to us. In the event we are unable to secure necessary future funding, we may have to curtail our business or cease operations completely.

     At September 30, 2004, we had total assets of $40,373 and a stockholders' deficit of $20,613, compared to total assets of $14,034 and total stockholders' equity of $214 at December 31, 2003.


Net Operating Loss

     We have accumulated approximately $97,000 of net operating loss carryforwards as of December 31, 2003, which may be offset against taxable income and income taxes in future years. The use of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards. The carry-forwards  expire in the year  2022.  In the event of  certain  changes  in control, there will be an annual limitation on the amount of net operating loss carryforwards which can be used. No tax benefit has been reported in the financial statements for the year ended December 31, 2003 because there is a 50% or greater chance that the carryforward will not be used. Accordingly, the potential tax benefit of the loss carryforward is offset by a valuation allowance of the same amount.

     Recent Accounting Pronouncements

     On August 16, 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards (SFAS) SFAS No. 143, Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. It requires that obligations associated with the retirement of a tangible long-lived asset be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing an accrued retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. Although management has not completed the process of determining the effect of this new accounting pronouncement, it currently expects that the effect of SFAS No. 143 on the consolidated financial statements, when it becomes effective, will not be significant.

     In October 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Although SFAS 144 supersedes SFAS 121, it retains many of the fundamental provisions of SFAS 121. SFAS 144 also supersedes the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting-the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, it retains the requirement in APB 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of, by sale, abandonment, or in a distribution to owners, or is classified as held for sale. SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Management believes the adoption of SFAS 144 will not have a significant effect on our consolidated financial statements.

     In April 2002, the FASB issued Statement No. 145 "Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS 145). SFAS 145 will require gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary Items as previously required under Statement of Financial Accounting Standards No. 4 (SFAS 4). Extraordinary treatment will be required for certain extinguishments as provided in APB Opinion No. 30. SFAS 145 also amends Statement of Financial Accounting Standards No. 13 to require certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for sub-leases when the original lessee remains a secondary obligor (or guarantor). SFAS 145 is effective for financial statements issued after May 15, 2002, and with respect to the impact of the reporting requirements of changes made to SFAS 4 for fiscal years beginning after May 15, 2002. The adoption of the applicable provisions of SFAS 145 did not have an effect on our financial statements.

     In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 nullifies Emerging Issues Task Force Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS 144. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with earlier application encouraged. Management is currently reviewing SFAS 146.

     In October 2002, the FASB issued Statement No. 147 "Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9" (SFAS 147). SFAS 147 removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires  that those  transactions  be  accounted  for in  accordance  with FASB
Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of this Statement. In addition, this Statement amends FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used. SFAS 147 is effective October 1, 2002. Management does not expect that the adoption of SFAS 147 will have a material effect on our consolidated financial statements.

      In  December  2002,  the  FASB  issued  SFAS  No.  148,   "Accounting  for
Stock-Based Compensation -- Transition and Disclosure"(SFAS 148"). SFAS 148 amends SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years beginning after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. Management is currently evaluating the effect that the adoption of SFAS 148 will have on our results of operations and financial condition.

     In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, which addresses the consolidation of business enterprises (variable interest entities), to which the usual condition of consolidation, a controlling financial interest, does not apply. FIN 46 requires an entity to assess its business relationships to determine if they are variable interest entities. As defined in FIN 46, variable interests are contractual, ownership or other interests in an entity that change with changes in the entity's net asset value. Variable interests in an entity may arise from financial instruments, service contracts, guarantees, leases or other arrangements with the variable interest entity. An entity that will absorb a majority of the variable interest entity's expected losses or expected residual returns, as defined in FIN 46, is considered the primary beneficiary of the variable interest entity. The primary beneficiary must include the variable interest entity's assets, liabilities and results of operations in its consolidated financial statements. FIN 46 is immediately effective for all variable interest entities created after January 31, 2003. For variable interest entities created prior to this date, the provisions of FIN 46 were originally uired to be applied no later than our first quarter of Fiscal 2004. On October 8, 2003, the FASB issued FASB Staff Position (FSP) FIN 46-6, Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities. The FSP provides a limited deferral (until the end of our second quarter of 2004) of the effective date of FIN 46 for certain interests of a public entity in a variable interest entity or a potential variable interest entity. We will continue to evaluate FIN 46, but due to the complex nature of the analysis required by FIN 46, we have not determined the impact on our consolidated results of operations or financial position.

     In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. We adopted this standard for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on our consolidated results of operations or financial position.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. We adopted this standard for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS No. 150 did not have a material impact on our consolidated results of operations or financial position.

                                    BUSINESS

Business Development

     History

     Draco Corp., a Utah corporation ("Draco-Utah") was organized December 17, 1985 in the State of Utah. Its initial business purpose was to acquire an appropriate business opportunity. Draco-Utah conducted an initial public offering of its common stock in 1987. Draco-Utah then began to search for an appropriate business opportunity, but conducted only limited business activities for several years.

     On August 17, 1999, each of the former directors and executive officers of Draco-Utah resigned and appointed Lane S. Clissold, Steven D. Moulton, and Diane Nelson to serve as new directors. The new board of directors then elected Mr. Clissold to serve as Draco-Utah's President, Ms. Nelson as its Vice President, and Mr. Moulton as its Secretary/Treasurer. Ms. Nelson subsequently resigned her positions as an officer and director on December 20, 2002.

     On August 17, 1999, Draco-Utah's new board of directors unanimously voted to authorize Mr. Moulton to negotiate with a business associate for the formation of a wholly-owned subsidiary to operate an equipment rental business. Subsequently, the domicile of the corporation was changed from Utah to Nevada by merging Draco-Utah into its then wholly-owned subsidiary, Draco Holding Corporation, a Nevada corporation that had been formed for the sole purpose of changing Draco-Utah's domicile. The change of domicile to Nevada was completed on September 16, 1999. Draco-Utah is our parent corporation, now known as China North East Petroleum Holdings, Inc., and is referred to herein as "Draco" or "China North East Petroleum".

     On March 3, 2000 Draco's board of directors unanimously approved the formation of Jump'n Jax, Inc., a Utah corporation ("Jump'n Jax"), as a wholly-owned subsidiary of Draco. Since that time, Jump'n Jax has operated Draco's business of leasing inflatable balloon bounce houses for parties and outdoor activities in Southern Utah.

     Since March 2000, Jump'n Jax has consistently incurred operating losses on a quarterly basis, with only a few exceptions where we showed a nominal profit. We have financed our ongoing operations through various loans and contributions made by Messrs. Clissold and Moulton. Effective November 18, 2002, Mr. Clissold and Mr. Moulton converted loans to Draco with an aggregate principal balance of $50,048 and accrued interest of approximately $6,000 to 200,000 post-split shares (100,000 shares each) of Draco common stock. Mr. Clissold loaned an additional $5,000 to Draco in December 2002. During the year ended December 31, 2003, Mr. Clissold and Mr. Moulton loaned an aggregate of $15,000 to Draco. Effective November 18, 2003, all outstanding loans to Draco made by Messrs. Clissold and Moulton were converted to 400,000 post-split shares of Draco common stock which were issued to Mr. Clissold and Mr. Moulton in equal amounts (200,000 shares each).

      On December 18, 2003, Draco's Board of Directors unanimously approved a reverse split of Draco's authorized common stock (both issued and unissued shares) in the ratio of one share for 25 shares. As a result of the split, the number of Draco's authorized shares was reduced from 500,000,000 pre-split shares to 20,000,000 post-split shares, and the number of Draco's issued and outstanding shares was reduced from 18,934,751 pre-split shares to 757,390 post-split shares. The par value of Draco's common stock was kept at $0.001 per share. This reverse split became effective December 30, 2003.

     On December 30, 2003 a total of 100,000 post-split Draco common shares were issued to each of Mr. Clissold and Mr. Moulton, 30,000 post-split shares were issued to James T. Wheeler, and a total of 54,000 post-split shares were issued to consultants for services rendered to Draco.

     Share Exchange Agreement

     On April 30, 2004, our parent, Draco, completed a share exchange agreement with the stockholders of with Hong Xiang Petroleum Group Limited, a British Virgin Island Pursuant to the terms of share exchange, Draco acquired all of the issued and outstanding capital stock of Hong Xiang in exchange for the issuance of 18,700,000 shares of Draco common stock. Upon the closing of the share exchange, Hong Xiang became a wholly-owned subsidiary of Draco. The transaction resulted in a change of control of Draco, whereby approximately 93.93% of Draco's outstanding shares are owned by persons who were previously stockholders of Hong Xiang. Draco then changed its corporate name to China North East Petroleum Holdings, Inc.

     China North East Petroleum, through its subsidiary Hong Xiang, is engaged in the extraction and production of crude oil. Its current operations are in a portion of the Jilin Quinan Oil Field which is located southwest of Quinan City in the Jilin Province of the Peoples Republic of China. The area in which Hong Xiang conducts operations is one of the portions of the Quinan Oil Field which, in 1999, was designated by the Jilin Petroleum Group for cooperative exploration and production. Hong Xiang has taken over an exclusive 20 year contract to produce oil from the designated portion of the Jilin Quinan Oil Field. Hong Xiang currently subcontracts all oil well drilling activities to third parties but has retained direct responsibility for well logging, drill-stem testing and core sampling. All crude oil produced from the production site is currently sold to the Jilin Refinery of PetroChina.

     As an additional condition of the share exchange agreement, it was agreed that 100% of the shares of Jump'n Jax, Inc. owned by our parent, China North East Petroleum, would be distributed to those stockholders of record of China North East Petroleum on March 8, 2004, prior to the closing of the agreement. Jump'n Jax's outstanding shares were forward split to accommodate the distribution and, accordingly, an aggregate of 941,390 shares of Jump'n Jax common stock will be issued to the stockholders of record on the basis of one share of our common stock for each share of China North East Petroleum common stock owned at the record date. We are filling the registration statement, of which this prospectus is a part, in order to facilitate the distribution (spin-off). Only those stockholders who owned Draco shares on March 8, 2004 are entitled to receive shares in connection with the spin- off. Those persons that received shares pursuant to the share exchange agreement or acquired their shares after March 8, 2004, will not be eligible for the spin-off. Following the spin-off, there will be 941,390 shares of Jump'n Jax common stock outstanding.

     Following the effectiveness of this registration statement, we will become a reporting company under the Securities Exchange Act of 1934, as amended. This will make information concerning our company more readily available to the public. We expect to conclude the spin-off immediately following the effectiveness of this registration statement.

     As a result of filing this registration statement, we are obligated to file with the SEC certain interim and periodic reports including an annual report containing audited financial statements. We anticipate that we will continue to file such reports, notwithstanding the fact that, in the future, we may not otherwise be required to file such reports based on the criteria set forth under
Section 12(g) of the Exchange Act.

     Our principal executive offices are located at 511 East St. George Boulevard, Suite No. 3, St. George, Utah 84770, and our telephone number is
(435) 619-1133.

Current Business Activities

     Principal Products and Services

     The principal service we offer is a form of childhood entertainment. We currently own and operate six 15' x 15' bounce houses that we rent to customers. We deliver the bounce houses to customer's homes, businesses, or other places of use, and inflate them for our customers and their guests to use for a specific amount of time. Some of the bounce houses are based on the Castle Disney, Winnie the Pooh, Sports Superheroes and sumo wrestling or boxing themes. The bounce houses themselves are generally created based on a particular theme. The themes can be modified on some bounce houses by changing certain plastic characters (such as Disney characters) that can be affixed to the bounce houses. Customers may also add to or supplement a particular theme by purchasing decorations based on a particular theme from a party supply store, and then using those decorations nearby. To date, we have limited our business to renting, delivering and inflating the bounce houses. We have not been involved in supplying decorations or other supplies to enhance a particular theme. However, this is an additional service that we are considering the possibility of offering.

     Some of our bounce houses will hold more children than others will. Depending on the size of the children and the bounce house used, our bounce houses will safely hold approximately 10 to 20 children at the same time.

     Our bounce houses are between two and five years old. We believe that bounce houses that are well taken care of have a useful life of approximately 15 years. As bounce houses are used more, and as they become older, they generally show more wear. Colors generally fade over time, and some repair areas may be seen. Older bounce houses may look less clean than newer ones, and this may affect their appeal to customers. Also, new bounce houses may be based on hit movie themes and other currently popular themes or fads that have greater market appeal. Older bounce houses may be used less often and therefor may not generate as much revenue as new bounce houses based on popular themes.

     The primary market for our services is young people. Within Washington County, in Southern Utah, over 36% of the 80,000 person population is under age
18. It is expected that the majority of these children will have birthday parties, and we hope to continue to draw our greatest customer base from this. However, we also participate in fairs, carnivals and other events where children are present.

     Distribution of Products and Services

     Our employee or an independent contractor will deliver the bounce houses to the location of the party, and inflate the bounce houses. After the party ends, our employee or an independent contractor will return the bounce houses to their storage area, or deliver them to another party location.

     Currently, we run three yellow pages ads in Southern Utah, and occasionally advertise in local newspapers. However, word of mouth recommendations have been our biggest source of customers.

     Competition

     The city of St. George now has three bounce house services with which we compete. Hoo-ray Bouncers and A to Z Kids offer the same type of service for about $80 for 3 hours. A third company, Hatch Party Rental, started operating in St. George during 2001. It usually charges approximately $100 for 3 hours. It has fairly new equipment. The bounce house units of Hoo-ray Bouncers and A to Z Kids are about eight years old and in need of some repair or replacement, while our six units are approximately one to four years old. It is our goal to keep our equipment clean and modern looking compared to those of our competitors. Manufacturers have designed newer bounce houses to be safer than some of the older designs. We believe that our fairly new bounce houses are safer than some older bounce houses that are used by some of our competitors.

     We generally rent our bounce houses for $80 for three hours, with a three hour minimum, on Fridays and Saturdays, and for $65 for three hours, with a three hour minimum, on Sundays through Thursdays. Our standard daily rate is $125 for any day of the week. However, rentals to car dealers or businesses are generally made on a negotiated daily or weekend rate that may be discounted based on promises of repeat business. When we locate our bounce houses at fairs or carnivals, we generally charge $1.00 to $3.00 per child, depending on the event attended. Our three hour rental rates are approximately $15 less than Hoo-ray Bouncers and A to Z Kids on the week days. A to Z has an advantage in that one of its bounce houses is larger and can accommodate larger events. However, A to Z is now located in Kanab, Utah, which is almost 80 miles away from St. George.

     The majority of our business comes from rentals in the St. George, Utah area and in the Mesquite, Nevada area. Mesquite, Nevada is located approximately 38 miles from St. George, Utah. Presently there are no bounce house rental companies located in Mesquite, Nevada. We also do business in Cedar City, Utah which is located approximately 50 miles from St. George, Utah.

      Increased competition has had an adverse affect on our results of operations. It has affected our ability to increase and/or retain existing business. Increased competition could result in price cutting and lower revenues. In order to compete effectively, we may have to lower rental prices or offer incentives such as free party supplies. This may further adversely affect results of operations.

     Seasonality of Business

     During the September through May school year, most of our rental business is done on weekends and on weekday evenings. During the summer months of June, July and August, we have fairly active weekday rentals as well as weekend rentals, but due to the hot climate in the area, most summer rentals occur in the mornings and evenings. Our greatest revenues are generally produced during the summer months.

     Sources and Availability of Products

     Bounce houses are readily available through All American Inflatables of Sacramento, California, Cutting Edge Creations, Inc., of Burnsville, Minnesota, and HEC Services Inc., of Orlando, Florida.

     Dependence on Major Customers

     We are not dependent on any one or a few major customers. Less than 10% of our revenues came from any one source during our last fiscal year.

     Patents, Trademarks, Trade Names and Licenses

     We have no patents, licenses, franchises, concessions, royalty agreements or labor contracts. Our children's entertainment business is operated under the Jump'n Jax name. We have not registered the Jump'n Jax name as a trademark, and we do not have any immediate plans to do so.

     Governmental Regulations

     No special governmental approval is required to operate our business other than having a valid business license which generally applies to all businesses. Other than maintaining the good standing of our corporate entity, complying with applicable local business licensing requirements, and complying with other applicable securities laws, rules and regulations as set forth above, we do not believe that existing or probable governmental regulations will have a material effect on our operations.

     Research and Development Expenses

     We have not incurred any research and development expenses in the past and do not expect to incur any in the foreseeable future.

Employees

     We presently have one employee and two independent contractors. The employee, James T. Wheeler, also serves as our President and a director. The two independent contractors are responsible for taking phone orders and setting up and overseeing the use of our bounce houses. These persons work on a part-time basis. We expect to add employees only as business and financial conditions warrants.

Facilities

     We presently use a small amount of space inside Joker Joker, a party supply store located at 511 East St. George Boulevard, St. George, Utah 84770. This space is presently made available to us at no cost because Joker Joker sees it as being beneficial for its business. We do not own the building or have a written lease agreement with the owner. Our use arrangement could be terminated at any time. We believe the value of this property arrangement is approximately $250 to $300 per month.

Legal Proceedings

     There are presently no material pending legal proceedings to which we are a party or to which any of our property is subject and, to the best of our knowledge, no such actions against us are contemplated or threatened.

                                   MANAGEMENT

Executive Officers and Directors

     Our executive officers and directors are as follows:

                   Name              Age      Position
                   ----              ---      --------
         James T. Wheeler             41      President, and Director
         Lane S. Clissold             53      Vice President and Director
         Steven D. Moulton            42      Secretary/Treasurer and Director
- - -----------------------------

     All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. We have not compensated directors for service on the board of directors or any committee thereof, but directors are entitled to be reimbursed for expenses incurred for attendance at meetings of the board and any committee of the board. However, due to our lack of funds, the directors will defer their expenses and any compensation until such time as business warrants such expenses. As of the date hereof, no director has accrued any expenses or compensation. Officers are appointed annually by the board and each executive officer serves at the discretion of the board. We do not have any standing committees.

     No director, officer, affiliate or promoter of Jump'n Jax has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment, or decree involving the violation of any state or federal securities laws.

     All of our present directors have other full-time employment or sources of income and will routinely devote only such time to our business as necessary. It is estimated that each director will devote less than ten hours per month to our business activities.

     Currently, there is no arrangement, agreement or understanding between management and non-management stockholders under which non-management stockholders may directly or indirectly participate in or influence the management of our affairs. Present management openly accepts and appreciates any input or suggestions from stockholders. However, the board is elected by the stockholders and the stockholders have the ultimate say in who represents them on the board. There are no agreements or understandings for any officer or director to resign at the request of another person and none of the current offers or directors are acting on behalf of, or will act at the direction of any other person.

     The business experience of each of the persons listed above during the past five years is as follows:

     James Todd Wheeler became a director and President of Jump'n Jax in September 2000. Mr. Wheeler earned a B.S. Degree in communications and public relations from the University of Utah in 1991. From 1991 to 1997, Mr. Wheeler was a quality specialist and brokerage analyst with Fidelity Investments retail customer services in Salt Lake City, Utah. From 1997 to 1998, Mr. Wheeler was a loan officer with FirstPlus Freedom Mortgage and from 1998 to May 2000, he was a retail loan officer with Premier Mortgage, both companies being located in Salt Lake City. From May 2000 to May 2004, Mr. Wheeler was a sales manager for Iworks, Inc. in St. George, a company that assists individuals in setting up small, home-based businesses, and from May 2004 to the present, he has been a business startup specialist for The Tax Club, also in St. George, that assists individuals in creating small businesses. Mr. Wheeler served as a director and Vice President of Quazon Corp. from October 1997 to May 2001. Quazon is now known as Electronic Game Card, Inc.

     Lane S. Clissold became a director and Vice President of Jump'n Jax in May 2004. Mr. Clissold served as President and a director of our parent corporation, Draco, Inc. from August 1999 to March 2004. Mr. Clissold graduated from Skyline High School in Salt Lake City, Utah in 1969. From 1969 until 1979, Mr. Clissold workedfor The Utah Department of Transportation in the construction engineering and safety departments. During that time, Mr. Clissold attended Utah State University, The University of Utah and Brigham Young University. Mr. Clissold graduated from BYU/DOT in 1976 with a degree in engineering. In 1977, Mr. Clissold bought Alpine Auto Renovations and currently serves as its President and co-owner. Mr. Clissold has been an officer and director of other publicly held developmental stage companies including Sound Industries, (Director and President from January of 1995 until May of 1997); Rotunda Oil and Mining, (Director and President from November 1995 to November of 1998), and is currently a director and Secretary/Treasurer of Treasure Mountain Holdings, Inc.

     Steven D. Moulton became a director and Secretary/Treasurer of Jump' Jax in September 2000. Mr. Moulton served as Secretary/Treasurer and a director of our parent corporation, Draco, Inc. from August 1999 to March 2004. Mr. Moulton graduated from Olympus High School in Salt Lake City, Utah in 1980. From 1984 to 1990, he served as a director and executive officer of several publicly-held development stage companies including Safron, Inc. (director and Vice
President); Sagitta Ventures (director and President); Jasmine Investments (director and President); Java, Inc. (Secretary/Treasurer and director); and
Onyx Holdings Corporation (director and President). From 1991 to 1994, Mr. Moulton was a director and President of Omni International Corporation, which is currently known as "Beachport Entertainment Corporation." From 1987 until 1991 he was President and director of Icon Systems, Inc. and served as Secretary/Treasurer of the same company until his resignation on December 24, 1998. From 1995 to July 1996, he served as director and Vice President of Wasatch International Corporation, formerly Java, Inc. From February 1996 until November, 1999 he served as the President and director of InsiderStreet.com, formerly Sierra Holding Group, Inc. Also since 1998, Mr. Moulton has managed his personal real estate properties through Excel Properties, LLC.

     Since December, 1997, Mr. Moulton has been associated with Rocky Mountain Fudge Company, Inc. (director and Vice President), a public candy company. From December 1997 until June 2001, Mr. Moulton was the President and a director of Quazon Corp., a blank check company. In June 2001, Quazon Corp. acquired Scientific Energy, Inc., and Mr. Moulton resigned as an officer and director of Quazon Corp. at that time. Quazon is now known as Electronic Game Card, Inc. From December, 1997 until approximately September 1999, Mr. Moulton served as a director and President of Bear Lake Recreation, Inc., a public snowmobile rental company. Also, from December 1997 to March 2004, Mr. Moulton was a director and

President  of XEBec  International,  Inc.,  a  company  looking  for a merger or acquisition. With the exception of Sagitta Ventures, Omni International Corporation, Wasatch International, Icon Systems, Inc. and InsiderStreet.com, formerly, Sierra Holding Group, Inc, none of these companies was subject to the reporting requirements of the commission. Mr. Moulton owned and operated a Chem-Dry carpet cleaning franchise from 1991 to 1995.

Executive Compensation

     For the past three fiscal years, compensation received by directors was paid by Draco for services to the corporation and not necessarily related to the operation of the Jump'n Jax subsidiary. It should be noted that effective December 19, 2002, Steven D. Moulton, Lane S. Clissold and James T. Wheeler each received 8,000 post-split shares of Draco's common stock, valued at $0.25 per share ($2,000 per person), as compensation for services rendered to Draco. The shares were registered on a Form S-8 registration statement. Also, effective December 30, 2003, Messrs. Moulton and Clissold each received 50,000 shares of Draco's common stock, valued at $0.25 per share, as compensation for services rendered to Draco. James T. Wheeler received 30,000 shares of Draco's common stock, valued at $0.25 per share, as compensation for services rendered to Draco. The shares were registered on a Form S-8 registration statement.


     During the next twelve months, we anticipate paying compensation to management of approximately $10,000. Of this amount, approximately $7,500 will be paid to Mr. Wheeler for overseeing the ongoing operations of our business. Also, approximately $2,500 will be paid to Mr. Moulton for overseeing the administrative details of our company.


      There are no employment contracts, compensatory plans or arrangements, including payments to be received from Jump'n Jax, with respect to any director or executive officer which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of employment with Jump'n Jax, or its subsidiaries, any change in control, or a change in the person's responsibilities following a change in control of.

     There are no agreements or understandings for any director or executive officer to resign at the request of another person. None of our directors or executive officers is acting on behalf of or will act at the direction of any other person.


Indemnification of Directors and Executive Officers and Limitation on Liability

     As permitted by the provisions of Utah law, we have the power to indemnify an individual made a party to a proceeding because they are or were a director of our company, against liability incurred in the proceeding, provided such individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, our best interest and, in a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. Indemnification under this provision is limited to reasonable expenses incurred in connection with the proceeding. We must indemnify a director or officer who is successful, on the merits of otherwise, in the defense of any proceeding or in defense of any claim, issue, or matter in the proceeding, to which they are a party to because they are or were a director or officer of our company, against reasonable expenses incurred by them in connection with the proceeding or claim with respect to which they have been successful. Our Articles of Incorporation empower the board of directors to indemnify our officers, directors, agents, or employees against any loss or damage sustained when acting in good faith in the performance of their corporate duties.

     We may pay for or reimburse reasonable expenses incurred by a director, officer employee, fiduciary or agent of ours who is a party to a proceeding in advance of final disposition of the proceeding, provided the individual furnishes us with a written affirmation that their conduct was in good faith and in a manner reasonably believed to be in, or not opposed to, our best interest, and undertake to repay the advance if it is ultimately determined that they did not meet such standard of conduct.

     Also pursuant to Utah law, a corporation may set forth in its articles of incorporation, by-laws or by resolution, a provision eliminating or limiting in certain circumstances, liability of a director to the corporation or its stockholders for monetary damages for any action taken or any failure to take action as a director. This provision does not eliminate or limit the liability of a director

     (i) for the amount of a financial benefit received by a director to which they are not entitled; (ii)an intentional infliction of harm on the corporation or its stockholders; (iiifor liability for a violation relating to the distributions made in violation of Utah law; and (iv) an intentional violation of criminal law.

     Our by-laws provide for such indemnification. A corporation may not eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. Utah law also permits a corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees, fiduciaries or agents. We currently do not maintain directors' and officers' insurance.

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Presently, 100% of our common stock is owned by our parent company, China North East Petroleum. Based on the proposed spin-off of our shares by China North East Petroleum, each stockholder of China North East Petroleum on March 8, 2004, will be entitled to receive one share of Jump'n Jax common stock for each share of China North East Petroleum owned. Accordingly, following the spin-off, we will have approximately 941,390 shares of common stock outstanding. The following table sets forth information, to the best of our knowledge, with respect to each person known by us that will own beneficially more than 5% of the outstanding common stock following completion of the proposed spin-off, as well as each director and all directors and officers as a group.

Name and Address                                 Amount and Nature of                   Percent
of Beneficial Owner                              Beneficial Ownership                  of Class(1)
- - -----------------------                          -----------------------            ---------------
James T. Wheeler*                                         30,000                       3.2  %
  511 East St. George Boulevard, Suite No. 3
  St. George, Utah 84770

Lane S. Clissold *                                       378,000                      40.1 %
  135 West 900 South

   Salt Lake City, UT 84101


Steven D. Moulton *                                      382,100                      40.6 %
  4848 S. Highland Dr., #353

  Salt Lake City, Utah  84117

All directors and officers                               790,100                      83.9 %
  a group (3 persons)
      *  Director and/or executive officer

     Note: Unless otherwise indicated in the footnotes below, we have been advised that each person above will have sole voting power over the shares indicated above.

     (1) Based upon 941,390 shares of common stock to be outstanding following the spin-off.

                  RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     We have not had any material transactions during the past two fiscal years with any officer, director, nominee for election as director, or any stockholder owning greater than five percent (5%) of our outstanding shares, nor any member of the above referenced individuals' immediate family except as set forth below.

     One of our directors, Steven Moulton has periodically made various loans to us as funds as needed to cover operating expenses. During the year ended December 31, 2000, Mr. Moulton loaned to us a total of $10,000 and during the first half of 2004, he made an additional loan of $25,000. In August 2004, another director, Lane Clissold, made a loan of $20,000 to the company pursuant to the same terms as previous loans. At September 30, 2004, these loans totaling $55,000 appeared on the balance sheet of our financial statements as a note payable - related party, together with accrued interest - related party of $5,986. The notes are unsecured, payable on demand and accrue interest at the rate of 10% per annum.

Potential Conflict of Interest

     We have no formal conflict of interest policy in place regarding the possibility of our entering into transactions with affiliates. We lack such a policy because we believe it highly unlikely that we will acquire or do business with an entity in which members of our management have an ownership interest, directly or indirectly. However, in the event a related party transaction did arise, it would almost certainly be ratified by a disinterested board of directors and, possibly, by the shareholders if deemed necessary. Management intends do whatever is necessary to fully and completely comply with Utah corporate law relating to conflicting interest transactions as set forth in the Utah Revised Business Corporation Act.

     Additionally, our officers and directors are subject to the "doctrine of corporate opportunities" insofar as it applies to a business opportunity or transaction in which Jump'n Jax has indicated an interest. If any officer or director is presented with a business opportunity or transaction that may conflict with a business interests previously identified by our company, such opportunity or transaction must be promptly disclosed to the board of directors and made available to Jump'n Jax. In the event the board rejects an opportunity or transaction so presented, and only in that event, any of our officers or directors may avail themselves of such an opportunity. Every effort will be made to resolve any conflicts that may arise in favor of Jump'n Jax. There can be no assurance, however, that these efforts will be successful.

                           DESCRIPTION OF COMMON STOCK

Common Stock

     We are authorized to issue 50 million shares of common stock, par value $0.001 per share, of which 941,390 shares are issued and outstanding as of the date hereof, all of which are owned by our parent, China North East Petroleum. In order to facilitate the spin-off, we effected a forward split increasing the number of outstanding shares from 1,000 shares to 941,390. This action was accomplished on April 29, 2004 by the unanimous written consent of our board of directors, which approved a 941.390 shares for one share forward stock split of our outstanding shares.

     All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitles the holder thereof to

     (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders;
     (ii) to participate equally and to receive any and all such dividends as may be declared by the board of directors out of funds legally available therefor; and
     (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation.

     Stockholders have no preemptive rights to acquire additional shares of common stock or any other securities. Common shares are not subject to redemption and carry no subscription or conversion rights. All outstanding shares of common stock are fully paid and non-assessable.

Amendment of Articles of Incorporation

     Any amendment to our articles of incorporation must first be approved by a majority of the board of directors and, thereafter, by a majority of the total votes eligible to be cast by holders of our voting stock with respect to such amendment. Approval by stockholders may be by written consent in lieu of holding a stockholders' meeting.

By-Law Provisions

     Our By-Laws provide that a special meeting of stockholders may be called by the board of directors or by holders of a majority of our outstanding shares. Further, only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, our By-Laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stock holder wishes to make at an annual meeting of stockholders.

Transfer Agent

     We are presently acting as our own transfer agent. It is anticipated that in connection with and following the proposed spin-off of our shares, we will engage as our transfer agent OTC Stock Transfer, Inc., 231 East 2100 South Salt Lake City, Utah 84115, telephone: (801) 485-5555.


                                  THE SPIN-OFF

Introduction

     In connection with the share exchange agreement, it was agreed that 100% of the shares of our company owned by our parent, China North East Petroleum, would be distributed to those stockholders of record of China North East Petroleum on March 8, 2004, prior to the closing of the agreement. No current affiliate of China North East Petroleum would be eligible for the spin-off and we believe that no current affiliate was a stockholder on the record date. Accordingly, China North East Petroleum will distribute to its stockholders of record an aggregate of 941,390 shares of Jump'n Jax common stock on the basis of one share of our common stock for each share of China North East Petroleum common stock owned, adjusted for the reverse stock split effected on December 30, 2003. As of the record date, China North East Petroleum had approximately 87 stockholders, which will be the same number of stockholders we will have following the spin-off. It should be emphasized that only those stockholders who owned Draco shares on March 8, 2004 will receive shares in connection with the spin-off. Those persons that received shares pursuant to the share exchange agreement or acquired their shares after March 8, 2004, will not be eligible for the spin-off.

     In negotiating the share exchange agreement, management believed that our stockholders were entitled to receive the benefit of holding their shares and supporting our company in its past endeavors. Accordingly, the parties to the share exchange agreed that, following the share exchange, because the business of Jump'n Jax is not related to the new business of China North East Petroeum, it would be appropriate to divest the business of the Jump'n Jax as a condition of the exchange. In order for the Jump'n Jax stockholders to receive maximum benefit for their shares, it was determined that those stockholders of record as of March 8, 2004 are to receive 100% of the business of Jump'n Jax in the spin-off. Thus, only stockholders prior to the share exchange are entitled to the spin- off shares.

Plan of Distribution

     This prospectus describes the spin-off distribution of the 941,390 shares of Jump'n Jax common stock currently owned by China North East Petroleum. We currently anticipate that the distribution will be effected as soon as practical following the effective date of this registration statement, of which this prospectus is a part, but no later that 30 days following the effective date. We are currently a wholly-owned subsidiary of China North East Petroleum. As a result of the distribution, 100% of the outstanding Jump'n Jax shares will be distributed to China North East Petroleum stockholders of record on March 8, 2004. Immediately following the distribution, China North East Petroleum and its subsidiaries will not own any Jump'n Jax shares and we will be an independent, public company.

     Within 30 days following the effectiveness of our registration statement, China North East Petroleum will deliver 941,390 shares of Jump'n Jax common stock to OTC Stock Transfer, the distribution agent. OTC will then immediately distribute share certificates to qualifying China North East Petroleum stockholders, together with a copy of this prospectus, within thirty days thereafter.

         In the event we are unable to locate a shareholder that is entitled to receive shares under the terms of the spin- off, those shares will be held by OTC Stock Transfer for the benefit of that shareholder. If the shares remain unclaimed for a period of five years after the distribution date, the shares will be deemed to be "abandoned" and will be subject to cancellation or escheat (ownership reverts) to the state to the extent permitted by applicable law.


Reasons for the Distribution

     The board of directors and management of China North East Petroleum believe that the spin-off is in the best interest of their company because it will divest an unrelated business venture and make it possible for management to concentrate solely on its oil production business. China North East Petroleum further believes that the spin-off will enhance value for its stockholders, who owned shares on March 8, 2004, because they will own shares in a second, unrelated public company and will have the opportunity to participate in the potential future growth of both companies.

     Our management believes that as an independent, public company, we will have more financial, managerial and operational flexibility and not have to depend on support from a parent entity. Also, we will not be burdened by the possible  control  and  oversight  of our  operations  and  finances by a parent operating an unrelated business. Management further believes that the spin-off will enhance our ability to focus on strategic initiatives because, as an independent entity, we will be able to concentrate on our own business progress and not have to answer to management that may not be familiar with our business. We also believe that as an independent company, it may be easier to obtain prospective funding for expansion of our business because we will be concentrated in one area and we will not rely on, or be burdened by, the operations or financial status of a parent involved in an unrelated business. We further believe that because we will be free of any outside, unrelated management controls, we will be in a better position to take advantage of prospective future business opportunities that relate to our business.

     In addition, as an independent entity, management will be able to focus solely on our operations. This will provide us with greater access to capital by allowing the financial community to focus solely on us, and allow the investment community to measure our performance relative to our peers that are also engaged in providing recreational activities and services. Further, because our business is distinctly different from that of China North East Petroleum and its newly acquired subsidiaries, the extraction and production of crude oil, becoming separate entities may possibly enhance the business prospects of each respective company, which could ultimately result in a benefit to the stockholders.

Results of the Distribution
     After the spin-off, we will be a separate, independent public company continuing our current business endeavors. Immediately after the spin-off, we expect to have approximately 87 holders of record and 941,390 Jump'n Jax shares outstanding, regardless of the number of stockholders of record and outstanding China North East Petroleum shares subsequent to the record date for the spin-off. The spin-off will not affect the number of outstanding China North East Petroleum shares or any rights of its stockholders.

Listing and Trading of the Jump'n Jax Shares

     There is currently no public market for our shares. Upon completion of this distribution, our shares will not qualify for trading on any national or regional stock exchange or on the Nasdaq Stock Market. Following the spin- off, we intend to apply to have our shares included on the OTC Bulletin Board. We will also attempt to have one or more broker-dealers agree to serve as market makers and quote our shares, if our application for trading is successful. However, we have no present arrangement or agreement with any broker-dealer to serve as market maker for our common shares, and we can offer no assurances that any market for our common shares will develop. Even if a market develops for our shares, we can offer no assurances that the market will be active, or that it will afford our stockholders an avenue for selling their shares. Many factors will influence the market price of our common shares, including the depth and liquidity of the market which develops, investor perception of our business, general market conditions, and our growth prospects.

     Neither Jump'n Jax or China North East Petroleum makes any recommendations on the purchase, retention or sale of China North East Petroleum shares or Jump'n Jax shares. We urge you to consult your own financial advisors, such as your stockbroker, bank or tax advisor. If you do decide to purchase or sell any China North East Petroleum or Jump'n Jax shares, we suggest that you make it clear to your stockbroker, bank or other nominee understands whether you want to purchase or sell China North East Petroleum shares or Jump'n Jax shares, or both.

     Although currently there is no public trading market for Jump'n Jax shares, we believe a market could develop if our application to the OTC Bulletin Board is successful. Jump'n Jax shares distributed to China North East Petroleum stockholders will be freely transferable, except for (i) shares received by persons who may be deemed to be affiliates of Jump'n Jax under the Securities Act of 1933, and (ii) shares received by persons who hold restricted shares of China North East Petroleum common stock. Persons who may be deemed to be affiliates of Jump'n Jax after the spin-off generally include individuals or entities that control, are controlled by, or are under common control with Jump'n Jax and may include certain directors, officers and significant stockholders of Jump'n Jax. Persons who are affiliates of Jump'n Jax will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

     There can be no assurance as to whether the Jump'n Jax shares will be actively traded or as to the price at which the shares will trade. Some China North East Petroleum stockholders who receive Jump'n Jax shares may decide that they do not want shares in a company involved in a regional business of offering entertainment equipment and services and may sell their Jump'n Jax shares following the spin-off. This may delay the development of an orderly trading market in Jump'n Jax shares for a period of time following the spin-off. Until the Jump'n Jax shares are fully distributed and an orderly market develops, the prices at which Jump'n Jax shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue.
Prices for our shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, our results of operations, what investors think of our business, and changes in general economic and market conditions.

     Following the spin-off, China North East Petroleum expects that its common stock will continue to be listed and traded on the OTC Bulletin Board under the symbol "CNEH." As a result of the spin-off, the trading price of China North East Petroleum common stock immediately following the distribution of Jump'n Jax shares may be lower than the trading price of China North East Petroleum shares immediately prior to the distribution. Following the distribution, China North East Petroleum's assets will consists of those related to its oil production business. The combined trading prices of China North East Petroleum shares and Jump'n Jax shares after the spin-off may be less than the trading price of China North East Petroleum shares immediately prior to the spin-off.

     Even though China North East Petroleum is currently a publicly held company, there can be no assurance as to whether an active trading market for its shares will be maintained after the spin-off or as to the prices at which its shares will trade. China North East Petroleum stockholders may sell their shares following the spin-off. These and other factors may delay or hinder the return to an orderly trading market in China North East Petroleum shares following the spin-off. Whether an active trading market for China North East Petroleum shares will be maintained after the spin-off and the price for its shares will be determined in the marketplace and may be influenced by many factors, including

     o   the depth and liquidity of the market for its shares,

     o   its results of operations,

     o   what investors think of its business and its industries,

     o   changes in economic conditions in its industries, and

     o   general economic and market conditions.

In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations could have a material adverse impact on the trading price of Jump'n Jax shares and/or China North East Petroleum shares.

Federal Income Tax Consequences of the Spin-off

     We have not requested and do not intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel that the distribution will qualify as a tax free spin-off for U.S. federal income tax purposes. We believe the spin-off does not qualify as a tax-free distribution under the U.S. federal tax laws. Each China North East Petroleum stockholder who receives Jump'n Jax shares in the spin-off will generally be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares on the distribution date. Each stockholder's individual circumstances may affect the tax consequences of the spin-off to such stockholder. Stockholders who are not citizens or residents of the United States, are corporations, or who are otherwise subject to special treatment under applicable tax codes, may have other consequences as a result of the spin-off. We strongly urge all stockholder to consult with their own tax, financial, or investment adviser or legal counsel experienced in these matters.

Reasons for Furnishing this Prospectus

     This prospectus is being furnished solely to provide information to China North East Petroleum stockholders who will receive Jump'n Jax shares in the spin-off. The prospectus is not to be construed as, an inducement or encouragement to buy or sell any securities of China North East Petroleum or Jump'n Jax. Neither China North East Petroleum or Jump'n Jax will update the information contained herein except in the normal course of their respective public disclosure practices. However, this prospectus will be amended if there is any material change in the terms of the spin-off.

Relationship  Between  China  North  East  Petroleum  and  Jump'n  Jax After the
Spin-off

     Following the spin-off, we will be an independent company and China North East Petroleum will have no stock ownership or interest in us. We intend to act as an independent, public company and do not anticipate any continuing relationship with China North East Petroleum.

                                  LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Leonard E. Neilson, P.C., Attorney at Law.

                                     EXPERTS


     Our financial statements for the fiscal years ended December 31, 2003 and 2002, have been examined to the extent indicated in their reports by HJ & Associates, LLC, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting. The auditors' report contains an explanatory paragraph relating to our ability to continue as a going concern which is further explained in note 2 to the financial statements. We have prepared the unaudited financial statements for the period ended September 30, 2004.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form SB-2 with the SEC for the stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. We urge you to refer to the registration statement for additional information about us, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this prospectus.

     Following completion of the distribution, we will be subject to certain reporting requirements of the Securities Exchange Act of 1934 and, in accordance with that Act, we will file reports, and other information with the SEC. We intend to furnish our stockholders with annual reports containing financial statements audited by independent accountants, quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year, and other periodic reports as we may deem appropriate or as we may be required by law.

     You may inspect and copy our registration statement, reports and other information at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains our registration statement, reports and other information that was filed electronically.
The address of the SEC's Internet site is "http://www.sec.gov."

                                JUMP'N JAX, INC.

                              FINANCIAL STATEMENTS

                                December 31, 2003

                                 C O N T E N T S



Report of Independent Registered Public Accounting Firm.....................F-3

Balance Sheet.............................................................. F-4

Statements of Operations................................................... F-5

Statements of Stockholders' Equity......................................... F-6

Statements of Cash Flows................................................... F-7

Notes to the Financial Statements.......................................... F-8

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


Board of Directors
Jump'n Jax, Inc.
Salt Lake City, Utah


We have audited the accompanying balance sheet of Jump'n Jax, Inc. as of December 31, 2003, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jump'n Jax, Inc. as of December 31, 2003 and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had no significant operating results to date, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



HJ & Associates, LLC
Salt Lake City, Utah
February 11, 2004, except for Note 6 which is dated April 30, 2004

                                JUMP'N JAX, INC.
                                  Balance Sheet


                                     ASSETS
                                     ------

                                                       December 31,
                                                           2003
                                                       ------------
CURRENT ASSETS

  Cash                                                  $  5,215
                                                        --------

  Total Current Assets                                     5,215
                                                        --------

EQUIPMENT

  Equipment (net) (Note 5)                                 8,819
                                                        --------

Total Equipment                                            8,819
                                                        --------

TOTAL ASSETS                                            $ 14,034
                                                        ========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

   Accounts payable                                     $   --
   Accrued interest payable-related party                  3,820
   Note payable - related party (Note 4)                  10,000
                                                        --------

     Total Liabilities                                    13,820
                                                        --------

STOCKHOLDERS' EQUITY

   Common stock, $0.001 par value; 50,000,000 shares
    authorized; 941,390 shares issued and outstanding        941
   Additional paid-in capital                                 59
   Accumulated deficit                                      (786)
                                                        --------

     Total Stockholders' Equity                              214
                                                        --------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $ 14,034
                                                        ========



   The accompanying notes are an integral part of these financial statements.

                                JUMP'N JAX, INC.
                            Statements of Operations



                                            For the Years Ended
                                                December 31,
                                             2003          2002
                                          ---------    ---------


REVENUES                                  $  10,441    $  16,616
                                          ---------    ---------

EXPENSES

Depreciation                                  3,427        3,427
General and administrative
                                              6,354       15,540
                                          ---------    ---------

Total Expenses                                9,781       18,967
                                          ---------    ---------

INCOME (LOSS) FROM OPERATIONS                   660       (2,351)
                                          ---------    ---------

OTHER EXPENSES

Interest expense                             (1,000)      (1,000)
                                          ---------    ---------

Total Other Income (expense)                 (1,000)      (1,000)
                                          ---------    ---------

NET LOSS                                  $    (340)   $  (3,351)
                                          =========    =========

BASIC LOSS PER SHARE                      $   (0.00)   $   (0.00)
                                          =========    =========

WEIGHTED AVERAGE NUMBER
 OF SHARES OUTSTANDING                      941,390      941,390
                                          =========    =========



   The accompanying notes are an integral part of these financial statements.

                                JUMP'N JAX, INC.
                       Statements of Stockholders' Equity
                           December 31, 2003 and 2002


                                  Common Stock      Additional
                              -------------------     Paid-in   Accumulated
                              Shares      Amount      Capital     Deficit
                              -------     -------     -------     -------

Balance, December 31, 2001    941,390     $   941     $    59     $ 2,905


Net loss for the year ended
  December 31, 2002              --          --          --        (3,351)
                              -------     -------     -------     -------


Balance, December 31, 2002    941,390         941          59        (446)


Net loss for the year ended
  December 31, 2003              --          --          --          (340)
                              -------     -------     -------     -------


Balance, December 31, 2003    941,390     $   941     $    59     $  (786
                              =======     =======     =======     =======



   The accompanying notes are an integral part of these financial statements.

                                JUMP'N JAX, INC.
                            Statements of Cash Flows



                                                   For the Years Ended
                                                       December 31,
                                                  -------------------
                                                    2003       2002
                                                  -------    -------


CASH FLOWS FROM OPERATING ACTIVITIES

Net loss                                          $  (340)   $(3,351)
   Adjustments to reconcile net loss
   to net cash used by operating activities:
     Depreciation                                   3,427      3,427
   Changes in operating assets and liabilities:
Increase in accrued interest                        1,000      1,000
                                                  -------    -------

   Net Cash Provided by Operating Activities        4,087      1,076
                                                  -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES

   Net Cash Used by Investing Activities             --         --
                                                  -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES

   Net Cash Provided by Financing Activities         --         --
                                                  -------    -------

NET INCREASE IN CASH                                4,087      1,076

CASH AT BEGINNING OF PERIOD                         1,128         52
                                                  -------    -------

CASH AT END OF PERIOD                             $ 5,215    $ 1,128
                                                  =======    =======

SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION

Cash paid for:

Interest                                          $  --      $  --
Income taxes                                      $  --      $  --

SCHEDULE OF NON-CASH FINANCING
 ACTIVITIES



   The accompanying notes are an integral part of these financial statements.

                                 JUMP'N JAX, INC
                        Notes to the Financial Statements
                           December 31, 2003 and 2002


NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              a.  Organization

              Jump'n Jax, Inc. (the Company) was incorporated as a Utah Corporation in March 2000. The Company is in the business of equipment rental and the leasing of inflatable bounce houses for parties and entertainment. The Company is a wholly owned subsidiary of Draco Holding Corporation.

              b.  Provision for Taxes

              Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

              Net deferred tax assets consist of the following components as of December 31, 2003 and 2002:

                                              2003       2002
                                            -------    -------
              Deferred tax assets:
                 NOL Carryover              $  --      $   400
                 Current Interest Payable     1,500      1,100

              Deferred tax liabilities:
                 Depreciation                (1,100)    (1,400)

              Valuation allowance              (400)      (100)
                                            -------    -------
              Net deferred tax asset        $  --      $  --
                                            =======    =======

              The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 39% to pretax income from continuing operations for the years ended December 31, 2003 and 2002 due to the following:


                                              2003       2002
                                            -------    -------

              Book Income                   $  (135)   $(1,310)
              NOL Utilization                  (405)      --
              Valuation allowance               540      1,310
                                            -------    -------

                                            $  --      $  --
                                            =======    =======

              No tax benefit has been reported in the December 31, 2003 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

                                JUMP'N JAX, INC.
                  Notes to the Financial Statements (Continued)
                           December 31, 2003 and 2002

              NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

              b. Provision for Taxes (Continued)

              Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

              c.  Accounting Method

              The financial statements are prepared using the accrual method of accounting. The Company has elected a calendar year-end.

              d.  Estimates

              The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              e. Revenue Recognition

              Revenues are recognized when rentals of equipment are completed and cash is received. The Company rents-out entertainment equipment for parties and other group gatherings. No products are sold and no inventory is on hand.

              f. Basic Loss Per Share

              The computations of basic loss per share of common stock are based
              on  the  weighted   average  number  of  shares  of  common  stock
              outstanding during the period of the financial statements.

                                                    For the Years Ended
                                                        December 31,
                                                  ----------------------
                                                     2003          2002
                                                  ---------    ---------
              Basic loss per share:
                 Numerator - net loss             $    (340)   $  (3,351)
                 Denominator - weighted average
                   number of shares outstanding     941,390      941,390
                                                  ---------    ---------

                 Loss per share                   $   (0.00)   $   (0.00)
                                                  =========    =========

                                JUMP'N JAX, INC.
                  Notes to the Financial Statements (Continued)
                           December 31, 2003 and 2002


NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

             g.  Newly Issued Accounting Pronouncements

              During the year ended December 31, 2003, the Company adopted the following accounting pronouncements which had no impact on the financial statements or results of operations:

                  o   SFAS No. 143, Accounting for Asset Retirement Obligations;
                  o   SFAS No.145,  Recision of FASB  Statements  4, 44, and 64,
                      amendment of Statement 13, and Technical Corrections;
                  o   SFAS No. 146, Accounting for Exit or Disposal Activities;
                  o SFAS No. 147, Acquisitions of certain Financial Institutions; and
                  o   SFAS No. 148, Accounting for Stock Based Compensation.
                  o SFAS No.149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities;
                  o SFAS No.150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

             h.  Advertising Expense

              The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2003 and 2002 totaled $2,887 and $4,358, respectively.

NOTE 2 -      GOING CONCERN

              The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not established revenues sufficient to cover its operating costs and allow it to continue as a going concern. Management intends to increase operations, through its wholly-owned subsidiary, in the interim, management and primary shareholders are committed to meeting the Company minimal operating expenses.

NOTE 3 -      STOCK TRANSACTIONS

              In April, 2004, the Company's Board of Directors authorized a forward split of 941.390 to 1. The financial statements have been retroactive restated to reflect the forward split.

NOTE 4 -      RELATED PARTY TRANSACTIONS

              As needed, the Company's officers and directors have loaned the Company funds to cover operating expenses. These loans accrue interest at 10%, are unsecured and are due upon demand. As of December 31, 2003, these officers have loaned the Company a total of $10,000.

                                JUMP'N JAX, INC.
                  Notes to the Financial Statements (Continued)
                           December 31, 2003 and 2002

NOTE 5 -      FIXED ASSETS

              In May 2000, the Company purchased inflatable "bounce-houses," shown below as rental equipment, which are rented-out to customers for parties, gatherings, etc. The equipment is depreciated over a 7-year life using the straight-line method of depreciation. The Company purchased an automobile in May 2000, which has a 5-year depreciable life. Depreciation on the automobile is also computed using the straight- line method. Fixed assets and accumulated depreciation for the period are as follows:

                                                       December 31,
                                                           2003
                                                        ---------
              Rental equipment                          $  13,626
              Automobile                                    7,403
              Accumulated depreciation                  ---------
                                                          (12,210)

                        Total                           $   8,819
                                                        =========

              Depreciation expense for the years ended December 31, 2003 and 2002 was $3,427 and $3,427, respectively.

NOTE 6 -      SUBSEQUENT EVENT

              In April 2004, the Company entered into a distribution agreement with Draco whereby 100% of the common stock owned by Draco will be distributed as a dividend to those shareholders of record of Draco on March 8, 2004. Upon completion of the terms of the distribution agreement, including the effectiveness of a registration statement to be filed with the Securities and Exchange Commission, the stock will be officially distributed and the Company will cease to be a subsidiary. Also, in April 2004 the parent company Draco Holding Corporation entered into a share exchange agreement with Hong Xiang Petroleum Group Limited (Hong) which will result in Hong controlling Draco.

                                JUMP'N JAX, INC.

                              FINANCIAL STATEMENTS

                    September 30, 2004 and December 31, 2003





*****

                                JUMP'N JAX, INC.
                                 Balance Sheets

                                     ASSETS

                                                                 September 30,       December 31,
                                                                     2004               2003
                                                                  ----------         ------------
                                                                 (Unaudited)
CURRENT ASSETS
Cash                                                              $ 33,554           $  5,215
                                                                  --------           --------
Total Current Assets                                                33,554              5,215
                                                                  --------           --------
EQUIPMENT

Equipment (net)                                                      6,819              8,819
                                                                  --------           --------
Total Equipment                                                      6,819              8,819
                                                                  --------           --------
TOTAL ASSETS                                                      $ 40,373           $ 14,034
                                                                  ========           ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable                                                  $   --             $   --
Note payable - related party                                        55,000             10,000
Accrued interest - related party                                     5,986              3,820
                                                                  --------           --------

Total Liabilities                                                   60,986             13,820
                                                                  --------           --------
STOCKHOLDERS' EQUITY

   Common stock, $0.001 par value; 50,000,000 shares
   authorized; 941,390 shares issued and outstanding                   941                941
   Additional paid-in capital                                           59                 59
   Accumulated deficit                                            (21,613)              (786)
                                                                  --------           --------

Total Stockholders' Equity (Deficit)                              (20,613)               214
                                                                  --------           --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIT)                                                         $ 40,373           $ 14,034
                                                                  ========           ========

   The accompanying notes are an integral part of these financial statements.

                                JUMP'N JAX, INC.
                            Statements of Operations
                                   (Unaudited)

                                       For the                   For the
                                 Three Months Ended         Nine Months Ended
                                   September 30,              September 30,
                               ----------------------    ----------------------
                                  2004        2003          2004         2003
                               ---------    ---------    ---------    ---------
REVENUES                       $   2,508    $   1,815    $   7,801    $   7,906
                               ---------    ---------    ---------    ---------

EXPENSES

Depreciation                         285          856        1,999        2,570
General and administrative        15,673        1,237       24,462        5,077
                               ---------    ---------    ---------    ---------


Total Expenses                    15,958        2,093       26,461        7,647
                               ---------    ---------    ---------    ---------


INCOME (LOSS) FROM OPERATIONS    (13,450)        (278)     (18,660)         259
                               ---------    ---------    ---------    ---------
OTHER EXPENSES

Interest expense                  (1,211)        (250)      (2,166)        (750)
                               ---------    ---------    ---------    ---------
Total Other Expense               (1,211)        (250)      (2,166)        (750)
                               ---------    ---------    ---------    ---------

NET INCOME (LOSS)              $ (14,661)   $    (528)   $ (20,826)   $    (491)
                               =========    =========    =========    =========


BASIC INCOME (LOSS) PER SHARE  $    0.02    $    0.00    $   (0.02)   $   (0.00)
                               =========    =========    =========    =========

WEIGHTED AVERAGE NUMBER
 OF SHARES OUTSTANDING           941,390      941,390      941,390      941,390
                               =========    =========    =========    =========


   The accompanying notes are an integral part of these financial statements.

                                JUMP'N JAX, INC.
                            Statements of Cash Flows
                                   (Unaudited)

                                                   For the Nine Months Ended
                                                        September 30,
                                                      2004        2003
                                                    --------    --------

CASH FLOWS FROM OPERATING ACTIVITIES

Net Income (loss)                                   $(20,826)   $   (491)
   Adjustments to reconcile net income (loss)
   to net cash used by operating activities:
      Depreciation                                     1,999       25704
   Changes in operating assets and liabilities:
      Increase in accrued interest                     2,166         750
                                                    --------    --------


        Net Cash Used by Operating Activities        (16,661)      2,829
                                                    --------    --------


CASH FLOWS FROM INVESTING ACTIVITIES                    --          --
                                                    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES

   Increase note payable - related party              45,000        --
                                                    --------    --------



        Net Cash Provided by Financing Activities     45,000        --
                                                    --------    --------


NET INCREASE IN CASH                                  28,339       2,829


CASH AT BEGINNING OF PERIOD                            5,215       1,128
                                                    --------    --------


CASH AT END OF PERIOD                               $ 35,554    $  3,957
                                                    ========    ========


Cash paid for:

   Interest                                         $   --      $   --
   Income taxes                                     $   --      $   --





   The accompanying notes are an integral part of these financial statements.

                                JUMP'N JAX, INC.
                        Notes to the Financial Statements
                    September 30, 2004 and December 31, 2003


NOTE 1 -       BASIS OF FINANCIAL STATEMENT PRESENTATION

               The accompanying unaudited condensed financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted in accordance with such rules and regulations. The information furnished in the interim condensed financial statements include normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim condensed financial statements be read in conjunction with the Company's most recent audited financial statements and notes thereto included in its December 31, 2003 Annual Report on Form 10-KSB of Draco Holdings, Corporation. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

NOTE 2 -       GOING CONCERN

               The Company's financial statements are prepared using accounting principles generally accepted in the United Stated of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

               In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management's plans to continue as a going concern include raising additional capital through sales of common stock and continuing to develop and market its "bounce-house" business. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

               The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.